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                                                                    Exhibit 21.1

                            NATIONAL INSURANCE GROUP
                            SUBSIDIARIES OF COMPANY
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

Name of Subsidiary                                    State of Incorporation
------------------                                    ----------------------
Fastrac Systems, Inc.                                        California
Great Pacific Insurance Company                              California
New Arts Acquisition, Inc.                                   Delaware
Pinnacle Data Corporation                                    California
Pinnacle Management Solutions Insurance Services             California
Pinnacle Real Estate Tax Services, Inc.                      Delaware
Pinnacle Real Estate Tax Services of New York, Inc.          Delaware
Pinnacle Tax Outsourcing Corporation                         California
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